Exhibit (a)(5)(i)

TYLER TECHNOLOGIES, INC.

OFFER TO PURCHASE FOR CASH
UP TO 4,200,000 SHARES OF ITS COMMON STOCK
AT A PURCHASE PRICE NOT GREATER THAN $4.00
NOR LESS THAN $3.60 PER SHARE

THE OFFER, WITHDRAWAL RIGHTS, AND PRORATION PERIOD
WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY,
MAY 12, 2003, UNLESS THE OFFER IS EXTENDED

April 14, 2003

TO BROKERS, DEALERS, BANKS,
TRUST COMPANIES, AND OTHER NOMINEES:

        Tyler Technologies, Inc., a Delaware corporation (the "Company"), has appointed us to act as Information Agent in connection with the Company's offer to purchase for cash up to 4,200,000 shares of common stock of the Company at a purchase price, net to seller in cash, without interest, of not greater than $4.00 per share nor less than $3.60 per share, as specified upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 14, 2003, and the related Letter of Transmittal, as amended or supplemented from time to time, which together constitute the tender offer.

        The Company will, upon the terms and subject to the conditions of the tender offer, determine a single price, not in excess of $4.00 per share nor less than $3.60 per share, that it will pay for shares properly tendered and not properly withdrawn under the tender offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest purchase price that will allow it to purchase 4,200,000 shares, or such lesser number of shares as are properly tendered, at a price not in excess of $4.00 per share nor less than $3.60 per share, under the tender offer. All shares properly tendered before the "expiration date" (as defined in Section 1 of the Offer to Purchase) at prices at or below the purchase price and not properly withdrawn, will be purchased by the Company at the purchase price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer, including the "odd lot" priority, proration, and conditional tender provisions set forth therein. Shares tendered at prices in excess of the purchase price and shares not purchased because of proration or conditional tender provisions will be returned at the Company's expense to the stockholders who tendered such shares as promptly as practicable after the expiration date. The Company reserves the right, in its sole discretion, to purchase more than 4,200,000 shares under the tender offer, subject to applicable law.

        If, at the expiration date, more than 4,200,000 shares of common stock, or such greater number of shares as the Company may elect to purchase in accordance with applicable legal requirements, are properly tendered and not properly withdrawn, the Company will, upon the terms and subject to the conditions of the tender offer, accept such shares for purchase first from "odd lot holders" (as defined in Section 1 of the Offer to Purchase) who properly tender all of their shares at or below the purchase price selected by the Company and, then, on a pro rata basis from all other stockholders who properly tender shares at prices at or below the purchase price, subject to the conditional tender provisions.

        THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES OF COMMON STOCK BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE.

        For your information and for forwarding to your clients for whom you hold shares of the Company's common stock registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  Offer to Purchase, dated April 14, 2003;

  2.
  Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

  3.
  Notice of Guaranteed Delivery to be used to accept the tender offer if the share certificates and all other required documents cannot be delivered to the depositary before the expiration date or if the procedure for book-entry transfer cannot be completed before the expiration date;

  4.
  Letter to clients that you may send to your clients for whose accounts you hold shares of Tyler common stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the tender offer;

  5.
  Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9;

  6.
  Letter dated April 14, 2003, from the President and Chief Executive Officer of the Company to stockholders; and

  7.
  Return envelope addressed to the depositary.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MAY 12, 2003, UNLESS THE TENDER OFFER IS EXTENDED.

        No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies, or any person for soliciting tenders of shares of the Company's common stock under the tender offer other than fees paid to the information agent, as described in the Offer to Purchase. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares of the Company's common stock held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the Offer to Purchase and Letter of Transmittal.

        In all cases, payment for shares of common stock accepted for purchase pursuant to the Offer to Purchase will be made only after timely receipt by the Depositary of (a) certificates for (or a timely book-entry confirmation with respect to) such shares, (b) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 3 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for shares or book-entry confirmations with respect to the shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the shares paid by the Company, regardless of any extension of the offer or any delay in making such payment.

        Holders of shares of the Company's common stock whose certificate(s) for such shares are not immediately available, holders who cannot deliver such certificate(s) and all other required documents to the depositary, or holders who cannot complete the procedures for book-entry transfer before the expiration date must tender their shares according to the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

        The Company's Board of Directors has approved the tender offer. However, neither the Company nor its Board of Directors makes any recommendation to stockholders as to whether to tender or refrain from tendering their shares of common stock. Stockholders must make their own decision as to whether to tender their shares of common stock and, if so, how many shares to tender and at what price. Stockholders should discuss whether to tender all or any portion of their shares with their financial and tax advisors. The Company's directors and executive officers have advised us that they do not intend to tender any shares in the offer.

        Any inquiries you may have with respect to the tender offer should be addressed to Georgeson Shareholder Communications Inc., the Information Agent for the tender offer, at the address and telephone numbers set forth on the back cover page of the Offer to Purchase. Requests for additional copies of the Offer to Purchase, Letter of Transmittal, or other tender offer materials may be directed to the Information Agent and such copies will be furnished promptly at our expense. Stockholders may also contact their individual brokers, dealers, banks, or trust companies for assistance concerning this offer.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF TYLER TECHNOLOGIES, INC., THE DEPOSITARY, OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERS NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

                      Very truly yours,

                      Georgeson Shareholder Communications Inc.